UMPQUA HOLDINGS CORPORATION
NOTICE OF PERFORMANCE SHARE AWARD

“Participant”: <Participant Name>
# of Shares subject to this Award (“Shares”): <Number of Awards Granted>
“Grant Date”: <Grant Date>

Effective <Grant Date>, you have been granted a Performance Share Award ("Award") for the number of Shares listed above. This Notice of Performance Share Award ("Notice") together with the Umpqua Holdings Corporation 2013 Incentive Plan (“Plan”) and the corresponding Restricted Stock Award Agreement ("RSA Agreement," together with this Notice and the Plan, the "PSA Documents") delivered to you and in effect as of the Grant Date contain the terms of your Award. The Plan and the RSA Agreement are hereby incorporated by reference and made a part of this Notice, and capitalized terms not defined herein have the meaning given in the Plan or the Agreement.

No Current Payment of Dividends. Any and all cash dividends and stock dividends with respect to Unvested Shares shall be withheld by the Company for your account. The cash dividends or stock dividends so withheld and attributable to any particular Unvested Share shall be distributed upon the vesting of the Award Shares and, to the extent such shares are forfeited, such dividends will also be forfeited.

Vesting Conditions. No shares subject to this Award will vest after the occurrence of any Forfeiture Event. Shares subject to this Award that have not yet vested in accordance with the vesting schedule are referred to as “Unvested Shares.” For the purposes of this Notice, the terms below have the following meanings:

“Final ROATCE” means, in the case of the Company, the Company’s return on average tangible common equity calculated based on the Company’s operating earnings as reported in the Company’s periodic filings with the SEC for the ROATCE Period and, in the case of the ROATCE Peers, the core return on average tangible common equity over the ROATCE Period as reported by ROATCE Peer SEC filings or SNL Financial with appropriate adjustments of accounting numbers by the Compensation Committee so that results are comparable across periods and among ROATCE Peers.

“ROATCE Peers” means the group of companies selected by the Compensation Committee of the Company’s Board of Directors for the purposes of periodic peer compensation comparisons, as adjusted during the vesting period to remove companies that are acquired or merge, which group is set forth in the Company’s 2020 proxy statement. The Compensation Committee will make final determinations of peers for the ROATCE Period, all as provided or permitted by Committee action and the Plan.

“ROATCE Performance” compares the Company’s Final ROATCE to the ROATCE Peers’ Final ROATCE and is calculated for purposes of determining vesting as the quotient resulting from dividing the Company’s Final ROATCE to the Peer ROATCE.

“ROATCE Period” means the three fiscal year period commencing January 1, 2020 and ending December 31, 2022.

“Service Period” means the three-year period ending on March 2, 2023.
The vesting of Shares is conditioned upon satisfaction of performance vesting requirements based on ROATCE Performance. Unless earlier vested as set forth below, Shares shall become vested in accordance with the applicable Vesting Percentage specified in the following schedule, provided that Participant is employed by the Company at the end of the Service Period and the Committee or its delegate certifies the achievement of the performance goal:

ROATCE Performance	Vesting Percentage of Grant Shares
Lower than 60%	0%
60%	25%
Between 60% and 100%	*
100% (the Company ROATCE Performance equals or exceeds the ROATCE Peers ROATCE Performance)	100%
Above 100%	**
* When ROATCE Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% ROATCE Performance represents the midpoint of r ROATCE Performance and would result in the midpoint of the Vesting Percentage (62.5%).
** When ROATCE Performance is between 100% and 150%, the Vesting Percentage shall be equal to the applicable ROATCE Performance. If ROATCE Performance exceeds 150%, the applicable Vesting Percentage shall be 150%. In no event shall the total vested shares exceed 150% of the Grant Shares.

Early Vesting. Notwithstanding the foregoing: (i) upon death or Disability of Participant prior to the end of the Service Period, a percentage of the Unvested Shares shall vest as of the date of such event (in the case of Disability upon termination of Participant’s Continuous Service) and shall be distributed in accordance with Section 4.2 of the RSA Agreement, with such percentage equal to the number of days of service by the Participant during the Service Period divided by 1,095 (for shares subject to either performance metric); and (ii) in the event of a Change in Control, if Participant’s Continuous Service with the Company is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company) within one year following the occurrence of a Change in Control, all Unvested Shares shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSA Agreement. If the vesting schedule described herein would result in the vesting of a fraction of a share on any vesting date, that fractional share shall be rounded to the nearest whole Share. The number of Shares set forth above shall automatically be adjusted as appropriate pursuant to Section 13 of the Plan.

Acknowledgement and Agreement. By acknowledging and agreeing to the Award on the terms set forth in the PSA Documents, you represent and warrant to the Company that: (a) you have received a copy of the PSA Documents, read and reviewed such documents in their entirety, and fully understand all provisions of the PSA Documents; (b) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan regarding any questions arising under the PSA Documents; (c) your rights to any shares underlying this Award are conditioned upon you satisfying the Vesting Conditions in this Notice and the terms of the PSA Documents; (d) nothing in the PSA Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and (e) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company. I hereby acknowledge receipt of, and accept, this Award granted on the date shown above, which has been issued to me under the terms and conditions of the PSA Documents, and I hereby agree to the terms and conditions of such PSA Documents, including the offset provision provided in paragraph (e) above. I further acknowledge receipt of the Plan Prospectus.